Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-116019 of FIND/SVP, Inc. and subsidiaries on Form S-2 of our reports dated February 3, 2005 relating to the financial statements of Atlantic Research & Consulting, Inc. (which reports express unqualified opinions), appearing in the Current Report on Form 8-K/A of FIND/SVP, Inc. dated April 25, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Cowan, Bolduc, Doherty & Company, LLC

North Andover, MA

April 22, 2005